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                        TERMINATION AND RELEASE AGREEMENT

       THIS TERMINATION AND RELEASE AGREEMENT, dated as of December 15, 1999 ("Agreement"), is between Nastech Pharmaceutical Company, Inc., a Delaware corporation ("Nastech"), and Schwarz Pharma, Inc., a Delaware corporation ("Schwarz").

                              W I T N E S S E T H:

       WHEREAS, Schwarz and Nastech entered into that certain License and Supply Agreement, dated as of December 11, 1997 (the "License Agreement"); and

       WHEREAS, Buyer and Seller have decided to amicably terminate the License Agreement;

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties hereto agree as follows:

       1. Definitions. Capitalized terms used but not defined herein shall have the meanings given them in the License Agreement.

       2. Disposition of License and Supply Agreement. As of the Effective Date (as defined in Section 5.1 below), the License Agreement shall be terminated and shall have no further force and effect. No party to the License Agreement shall have any rights or obligations thereunder, including, without limitation, with respect to any unpaid obligation to pay any milestone payments.

       3. Mutual Release. As of the Effective Date, each of Schwarz and Nastech (each a "Releasing Party") for itself, its predecessors, successors, assigns, affiliates, officers, directors, agents and employees, does hereby release, remise and forever discharge each other party hereto and its respective successors, affiliates, assigns, officers, directors, agents and employees (collectively, such Releasing Party's "Releasees"), from any and all claims, demands, rights of action, causes of action, lawsuits, damages, indebtedness, liabilities, obligations, losses or expenses of any nature whatsoever and remedies therefor, duty or relationship, acts, omissions, misfeasance, malfeasance, causes of action, sums of money, accounts, compensation, contracts, controversies, promises, choices in action, rights of indemnity or liability of any type, kind, nature, description or character whatsoever, and irrespective of how, why or by reason of what facts, whether known or unknown, suspected or unsuspected, whether heretofore now existing or hereafter arising, which could, might or may be claimed to exist, whether liquidated or unliquidated, whether existing in law or equity and whether known or unknown, foreseen or unforeseen, which the Releasing Party has or has had, or may hereafter claim to have had, against any Releasees arising from, under or in connection with the License Agreement, the negotiation thereof or the relationships created thereunder, and any transactions and documents in connection therewith, related thereto or contemplated thereby, provided, however, that nothing in this Section 3 shall affect the rights, duties and obligations of the Releasing Parties pursuant to this Agreement.


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4.     Remedies.

       4.1 In the event of any breach or threatened breach by either party hereto of any covenant, warranty, agreement, understanding of provision (the "terms") of this Agreement, each party acknowledges and agrees that the other parties would be irreparably harmed; and, in the event of any breach of the terms of this Agreement, each party agrees that each of the other parties shall be entitled, if it so elects, in addition to any other legal or equitable remedies available to it, to institute and prosecute any proceeding in any court of competent jurisdiction, either at law or in equity, and shall be entitled to such relief as may be available to it, at law or in equity, including, but not limited to, an injunction or an order for specific performance.

       4.2 If, for any reason, a part of this Agreement is deemed unenforceable in any court of law of competent jurisdiction, the remaining provisions of this Agreement shall be enforced to the greatest extent possible as if said unenforceable part were omitted. Failure by any party at any time to require performance by the other party of any provision hereto shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of the breach of any provision hereof be a waiver of any succeeding breach of the same or any other provision.

5.     Payments.

       5.1 On the date hereof, Nastech shall pay Schwarz $250,000 by wire transfer of immediately available funds to such account or accounts as shall be designated by written notice from Schwarz to Nastech on or prior to the date hereof. The date that Schwarz receives such $250,000 payment shall be the "Effective Date" for all purposes hereunder.

       5.2 Nastech agrees to pay Schwarz one-half of all Consideration received, including, without limitation, upfront payments, milestone payments, royalties and any other payments, whether received directly or indirectly, through intermediaries or otherwise, in respect of Scopolamine. Payments to Schwarz pursuant to this Section 5.2 shall (i) be made in immediately available funds within 3 business days of Nastech's receipt of the Consideration underlying such payment and (ii) continue until Schwarz receives payments totaling a Net Present Value (as defined below) of $3,500,000. "Net Present Value" shall mean, with respect to the amount of payments to be received by Schwarz under this Section 5.2, an amount that compensates for the time value of money by accruing quarterly compounded interest at the rate of 8.5% per annum on the unpaid portion of such payment from the earlier of (i) the date that is 12 months after the date hereof or (ii) the date that Nastech signs an agreement for license, sale or other disposition of Scopolamine, until the date such payment is received by Schwarz. "Consideration" shall mean, money or the Fair Market Value of in-kind consideration. The "Fair Market Value" of any in-kind consideration received shall be the value determined by the parties in good faith or if the parties can not agree, by a Professional Appraiser. "Professional Appraiser" shall mean, with respect to the valuation of in-kind payments, a professional appraiser (e.g., an


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accounting firm or investment bank) which is experienced in valuing like assets and which is appointed by the parties. Payments pursuant to this Section 5.2 shall be applied by Schwarz first against interest accrued and unpaid and second, to the outstanding principal balance.

       5.3 Nastech will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by it, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect Schwarz against impairment.

       5.4    In the event that Nastech breaches its obligations under this
Section 5, Schwarz, may, after 10 days prior written notice to Nastech (during which period Nastech may cure such breach), declare all or any portion of the outstanding payments due under this Section 5 to be due an payable, whereupon the full unpaid amount of such payments which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment (which is hereby specifically waived by Nastech).

6.     Reports.

       6.1 Until Nastech has satisfied its obligations pursuant to Section 5.2, Nastech shall provide to Schwarz a report, within 30 days of the end of each quarter, stating a summary of all activities undertaken by Nastech or its affiliates with respect to Scopolamine as well as all monies and other Consideration received by Nastech or its affiliates in respect of Scopolamine during such quarter, including, without limitation, upfront payments, milestone payments and royalties, whether received directly or indirectly, through intermediaries or otherwise, from the sale and licensing of Scopolamine.

       6.2 Nastech and its affiliates shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing amounts owing pursuant to Section 5.2. Such books of account shall be kept at Nastech's principal place of business. Such books and the supporting data shall be open, at all reasonable times and upon reasonable notice during the term of this Agreement and for 2 years after its termination, to the inspection of a firm of certified public accountants selected by Schwarz and reasonably acceptable to Nastech, for the purpose of verifying amounts owing pursuant to Section 5.2. Except as otherwise provided in this Section, the cost of any such examination shall be paid by Schwarz. In the event that any such inspection reveals that the actual amounts owing pursuant to Section 5.2 exceeds the amounts paid by Nastech more than 5% during the period covered by the inspection, Nastech shall promptly pay Schwarz the amount by which Nastech previously underpaid under Section 5.2, plus interest at the rate of 12% per annum, and shall reimburse Schwarz for the fees and expenses paid to such accountants in connection with their inspection.


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7.     Miscellaneous.

       7.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

       7.2 Nastech shall not assign any of its rights or obligations under this Agreement without the prior written consent of Schwarz.

       7.3 Each party hereto has voluntarily entered into and executed this Agreement after having had the opportunity to be advised by legal counsel of its choice of the effects, significance and consequence of this Agreement.

       7.4 This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and cannot be modified or amended except by an agreement made in writing by all the parties hereto.

       7.5 Each party hereto acknowledges that it has not relied upon any representation of any kind made by any other party in making the foregoing release.

       7.6 It is hereby further understood and agreed that the acceptance of delivery of this Agreement by the parties released hereby shall not be deemed or construed as an admission of liability of any nature whatsoever arising from or related to the subject of this Agreement.

       7.7 Publicity. The parties agree that no publicity release or announcement concerning the transactions contemplated hereby shall be issued without the advance written consent of the other, except as such release or announcement may be required by law, in which case the party making the release or announcement shall, before making any such release or announcement, use reasonable efforts to afford the other party a reasonable opportunity to review and comment upon such release or announcement.

       7.8 This Agreement may be signed in any number of counterparts, all of which together shall constitute one and the same document.

       7.9 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH OF PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH OF PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS


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BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT
THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY OF THE PARTIES HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

                             [Signatures Next Page]


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       IN WITNESS WHEREOF, the parties have duly executed this Termination and
Release Agreement as of the day and year first above written.

                                    SCHWARZ PHARMA, INC.

                                    By: /s/ Klaus Veitinger
                                        ------------------------
                                        Klaus Veitinger, President and CEO

                                    NASTECH PHARMACEUTICAL COMPANY, INC.

                                    By: /s/ Vincent D. Romeo
                                        ------------------------
                                        Name:  Vincent D. Romeo
                                        Title:     President/CEO